Exhibit 99.(a)(2)

Dixon Mill Investor, LLC
350 Veterans Boulevard
Rutherford, New Jersey 07070

February 18, 2004

TO HOLDERS OF UNITS OF
WILDER RICHMAN HISTORIC PROPERTIES II, L.P.

  Re:
  Increased Offer of $13,500 Per Unit

Dear Unit Holder:

        Dixon Mill Investor, LLC (the "Purchaser") is INCREASING the cash purchase price of its offer to purchase 408 units of limited partnership interests ("Units") of Wilder Richman Historic Properties II, L.P. (the "Partnership") to $13,500 per Unit, without interest, less the amount of distributions made to you after the date of the Offer. Transfer fees, if any, will be paid by the Purchaser and will not be deducted from your proceeds. Capitalized terms not defined herein shall have the meanings given to them in the Offer to Purchase, dated February 10, 2004.

        Please consider the following points:

        The Offer price is HIGHER THAN THE HIGHEST PRIOR OFFERS for Units of which Purchaser is aware, made in June 2003 for up to 80 Units at a price of $9,200 per Unit (equivalent to $7,875 per Unit, taking into account the August 2003 distribution of approximately $1,325 per Unit), in January 2004 for 32 Units, or approximately 4% of the outstanding Units, at a price of $11,500 per Unit, and in January 2004 for 317 Units, or approximately 40% of the outstanding Units, at a price of $13,300 per Unit. The General Partner of the Partnership made no recommendation as to whether Unit holders should tender their Units in response to the January 2004 offer for 317 Units.

        Next week, the Purchaser expects to begin soliciting consents from Unit holders to amend the partnership agreement of the Partnership to permit the Purchaser to purchase 408 Units by deleting certain provisions relating to restrictions on transfers of Units (the "Consent Solicitation"). Materials for the Consent Solicitation will be mailed to you separately.

        A new Agreement of Transfer and Letter of Transmittal (green form) is enclosed which you can use to accept our increased offer. Please sign it and return it promptly in the envelope provided. We urge you to read our Offer to Purchase dated February 10, 2004 completely.

        IF YOU HAVE ALREADY TENDERED YOUR UNITS TO THE PURCHASER, YOU WILL GET THE HIGHER PRICE OF $13,500 AUTOMATICALLY AND DO NOT NEED TO SEND A NEW TRANSFER AGREEMENT AND LETTER OF TRANSMITTAL.

        IF YOU HAVE ALREADY TENDERED YOUR UNITS TO EVEREST AND YOU WISH TO TENDER YOUR UNITS TO US INSTEAD, (I) YOU SHOULD SEND A WRITTEN NOTICE INCLUDING YOUR NAME, YOUR SIGNATURE AND THE NUMBER OF UNITS TO BE WITHDRAWN TO EVEREST INVESTORS, LLC, 155 NORTH LAKE AVENUE, SUITE 1000, PASADENA, CALIFORNIA 91101 AS SOON AS POSSIBLE, AND (II) ONCE YOUR UNITS HAVE BEEN WITHDRAWN FROM EVEREST'S OFFER, YOU SHOULD COMPLETE AND SUBMIT THE ENCLOSED AGREEMENT OF TRANSFER AND LETTER OF TRANSMITTAL.

        The Offer is scheduled to expire on March 10, 2004. For answers to any questions you might have regarding these materials or our Offer, or assistance in the procedures for accepting our Offer and tendering your Units, please contact our information agent, MacKenzie Partners, at (800) 322-2885 (toll free).

Very truly yours,
DIXON MILL INVESTOR, LLC

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        The Purchaser plans to file a Consent Solicitation Statement with the Securities and Exchange Commission. WE URGE UNIT HOLDERS TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE PURCHASER FILES WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Unit holders will be able to obtain a free copy of the Consent Solicitation Statement and other related documents filed by the Purchaser at the SEC's website at www.sec.gov. When available, the Consent Solicitation Statement and other related documents may also be obtained free of charge by contacting: MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, (800) 322-2885. INFORMATION RELATING TO PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS IN THE CONSENT SOLICITATION AND THEIR INTERESTS IN THE CONSENT SOLICITATION ARE CONTAINED IN THE SCHEDULE 14A FILED WITH THE SEC BY THE PURCHASER UNDER RULE 14A-12 ON FEBRUARY 10, 2004.

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